Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of June 28, 2021 to the Agreement and Plan of Merger dated as of February 11, 2021 (as the same may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and between MoneyLion Inc., a Delaware corporation (“Company”), Fusion Acquisition Corp., a Delaware corporation (“Parent”), and ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub” and, together with Company and Parent, the “Parties”).

WHEREAS, Company, Parent and Merger Sub, entered into the Merger Agreement as of February 11, 2021 (the “Original Execution Date”);

WHEREAS, Section 11.12 of the Merger Agreement permits the Parties to amend the Merger Agreement by an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a)            Section 7.16 of the Merger Agreement is hereby amended by replacing the word “nine” in such section with the word “ten”.

(b)            Schedule 7.16 of the Company Disclosure Letter is hereby amended by replacing the word “Six” in such schedule with “Seven”.

(c)            Article 11 of Exhibit B (Form of Parent Amended and Restated Charter) to the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“ARTICLE 11
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware Law or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Article 11 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.”

Section 3. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The Parties agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 4. Other Provisions. This Amendment hereby incorporates the provisions of Sections 11.02 (Interpretation), 11.03 (Counterparts; Electronic Delivery), 11.04 (Entire Agreement; Third Party Beneficiaries), 11.05 (Severability), 11.06 (Other Remedies; Specific Performance), 11.07 (Governing Law), 11.08 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.10 (Expenses) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

MONEYLION INC.

By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and CEO

[Signature Page to Amendment No. 1 to the Merger Agreement]

FUSION ACQUISITION CORP.

By:	/s/ John James
	Name:	John James
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]

ML MERGER SUB INC.

By:	/s/ John James
	Name:	John James
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]